Subject to Completion: PROSPECTUS SUPPLEMENT
                  (To Prospectus dated February 27, 2003)
                  Preliminary Prospectus Supplement dated August 24, 2005

Partial Principal Protected Notes
UBS AG $__ NOTES LINKED TO AN INDEX BASKET DUE AUGUST __
Issuer:                          UBS AG

Maturity Date:                   We currently expect that the Notes will mature
                                 on a date between __ and __. The maturity date will be determined on August __, 2005 (the
                                 "trade date") and set forth in the prospectus supplement.

No Interest Payments:            We will not pay you interest during the term of
                                 the Notes.

Index Basket:                    The Index Basket (the "Basket") will be
                                 composed of six indices (the "Basket Indices").
                                 The Basket Indices and their weightings in the
                                 Basket are as follows:
                                 BASKET INDEX                             WEIGHT
                                 -----------------------------------------------
                                 S&P 500(R) Index ("S&P Index") ..........  30%
                                 Dow Jones EURO STOXX 50(SM) Index ("DJ EURO
                                 STOXX Index") ...........................  20%
                                 AMEX Hong Kong 30 Index ("HK Index") ....  15%
                                 Nikkei(R) 225 Index ("Nikkei Index") ....  15%
                                 Russell 2000(R) Index ("Russell Index") .  10%
                                 Korea KOSPI 200 Index ("KOSPI2 Index") ..  10%

Payment at Maturity:             At maturity, you will receive a cash payment
                                 per $10 principal amount of the Notes based on the Basket Return.
                                 o  If the Basket Return is positive, you will
                                    receive your principal plus an additional payment equal to $10 x (the Participation Rate x Basket Return).
                                 o  If the Basket Return is between 0% and -20%,
                                    you will receive $10.
                                 o  If the Basket Return is less than -20%, you
                                    will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.
                                 See "Specific Terms of the Notes--Payment at
                                 Maturity" beginning on page S-37.

Participation Rate:              120%
Basket Return:                   Basket Ending Level - Basket Starting Level
                                 -----------------------------------------------
                                           Basket Starting Level
Basket Starting Level:           100
Basket Ending Level:             The Basket Ending Level will be calculated as
                                 follows:
                                 100 x (1+ (30% of the S&P Index Return + 20% of the DJ EURO STOXX Index Return + 15% of the HK
                                 Index Return + 15% of the Nikkei Index Return +
                                 10% of the Russell Index Return + 10% of the
                                 KOSPI2 Index Return)) (See the averaging of the Basket Indices to determine the Basket Return in "What are the steps to calculate payment at maturity?" beginning on page S-4)

                                 THE RETURN ON ANY BASKET INDEX MAY BE NEGATIVE, AND AS A RESULT, YOU MAY LOSE SOME OF YOUR INVESTMENT.

Averaging Dates:                 Each of March __, April __, May __, June __,
                                 July __, and August __.

No Listing:                      The Notes will not be listed or displayed on
                                 any securities exchange, the Nasdaq National
                                 Market System or any electronic communications network.

Booking Branch:                  UBS AG, Jersey Branch

CUSIP Number:                    __

SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ............
Total ...............

UBS INVESTMENT BANK           UBS FINANCIAL SERVICES INC.   [Graphic Omitted]UBS

Prospectus Supplement dated August __, 2005

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Partial Principal Protected Notes (the "Notes") are medium-term notes issued by UBS, offering principal protection for a decline of up to 20% in the Index Basket (the "Basket") and 120% participation in any appreciation of the Basket. The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of six indices (each a "Basket Index" and together, the "Basket Indices").

The return on each Basket Index over the term of the Notes will be based on the appreciation or depreciation in the level of the respective Basket Index on August __, 2005 (the "trade date") relative to the average of the levels of each Basket Index on each of the Averaging Dates, including August __ (the "final valuation date"). See "What are the steps to calculate payment at maturity?" beginning on page S-4.

The Averaging Dates are: March __, April __, May __, June __, July __, and August __.

The Basket Indices and their relative weightings are set forth below:

           BASKET INDEX                                              WEIGHT
           ---------------------------------------------------------------------
           S&P 500(R) Index ("S&P Index") ........................     30%
           Dow Jones EURO STOXX 50(SM) Index ("DJ EURO
           STOXX Index") .........................................     20%
           AMEX Hong Kong 30 Index ("HK Index") ..................     15%
           Nikkei(R) 225 Index ("Nikkei Index") ..................     15%
           Russell 2000(R) Index ("Russell Index") ...............     10%
           Korea KOSPI 200 Index ("KOSPI2 Index") ................     10%

The relative weights of the Basket Indices will not change over the term of the Notes.

The S&P Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P Index is based on the aggregate market value of 500 companies as of a particular time.

The S&P Index is reported by Bloomberg L.P. under the ticker symbol "SPX."

The DJ EURO STOXX Index is a stock index maintained and distributed by STOXX Limited that is based on market capitalization and is designed to provide exposure to European large capitalization equity securities. The DJ EURO STOXX Index is reported by Bloomberg L.P. under ticker symbol "SX5E."

The HK Index is a broad market index published and compiled by the American Stock Exchange, Inc. that measures the composite price performance of 30 stocks actively traded on the Stock Exchange of Hong Kong Ltd. The HK Index is reported by Bloomberg L.P. under ticker symbol "HKX."

The Nikkei Index is a price-weighted stock index calculated, published and disseminated by Nihon Keizar Shimbun, Inc. that measures the composite price performance of 225 Japanese stocks currently trading on the Tokyo Stock Exchange. The Nikkei Index is reported by Bloomberg L.P. under ticker symbol "NKY."

The Russell Index measures the performance of the 2,000 smallest companies in the Russell 3000(R) Index, which represents approximately 8% of the total market capitalization of the Russell 3000(R) Index. The Russell Index is calculated and published by Frank Russell Company and is reported by Bloomberg L.P. under the index symbol "RTY."

The KOSPI2 Index is a capitalization-weighted index of 200 Korean stocks which accounts for approximately 93% of the total market value of the Korea Stock Exchange. The KOSPI2 Index is reported by Bloomberg L.P. under the ticker symbol "KOSPI2."

For further information concerning the Basket Indices, see "The Indices" beginning on page S-15.

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to $10 x (the Participation Rate x Basket Return).

>   If the Basket Return is between 0% and -20%, you will receive $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

The "Participation Rate" will equal 120% of any appreciation in the Basket over the term of the Notes.

The "Basket Return," which may be positive or negative, will be calculated as follows:

           Basket Return = Basket Ending Level - Basket Starting Level
                           -------------------------------------------
                                      Basket Starting Level

The "Basket Starting Level" is 100 and the "Basket Ending Level" will be calculated as follows:

100 x (1+ (30% of the S&P Index Return + 20% of the DJ EURO STOXX Index Return +
           15% of the HK Index Return + 15% of the Nikkei Index Return
                       + 10% of the Russell Index Return +
                        10% of the KOSPI2 Index Return))

We will not pay you interest during the term of the Notes.

For further information concerning the calculation of the return on each Basket Index and of the payment at maturity, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-37.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity for 120% participation in the potential appreciation in the level of the Basket from the trade date relative to the average of the levels of the Basket on each of the Averaging Dates and the final valuation date. You will receive 120% of any Basket gains at maturity.

> PARTIAL PRINCIPAL PROTECTION--At maturity, your principal is fully protected against a decline of up to 20% in the Basket. If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%.

> MINIMUM INVESTMENT--Your minimum investment is 1,000 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $10,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 1,000 Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-9.

> AT MATURITY, THE NOTES ARE EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BASKET IN EXCESS OF 20%--If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

> PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have partial principal protection for a decline in the level of the Basket of up to 20%.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Basket Indices, and will depend on whether, and the extent to which, the Basket Return is positive or negative.

> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the S&P Index (the "S&P Index Constituent Stocks"), the DJ EURO STOXX Index (the "DJ EURO STOXX Index Constituent Stocks"), the HK Index (the "HK Index Constituent Stocks") and the Nikkei Index (the "Nikkei Index Constituent Stocks"), the Russell Index (the "Russell Index Constituent Stocks") and the KOSPI2 Index (the "KOSPI2 Index Constituent Stocks", and together with the S&P Index Constituent Stocks, the DJ EURO STOXX Index Constituent Stocks, the HK Index Constituent Stocks, the Nikkei Index Constituent Stocks and the Russell Index Constituent Stocks, the "Basket Constituent Stocks").

> NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES--The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the Basket Constituent Stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in payment at maturity.

> THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment with a return linked to the performance of the Basket Indices.

> You seek an investment that offers partial principal protection when the Notes are held to maturity.

>   You are willing to hold the Notes to maturity.

>   You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You do not seek an investment with exposure to any of the U.S., European or Asian equity markets.

>   You are unable or unwilling to hold the Notes to maturity.

>   You seek an investment that is 100% principal protected.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>   You seek current income from your investments.

>   You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

> In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash settled forward contract with respect to the Basket Indices. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you will generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally will be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-45.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE S&P INDEX RETURN, THE DJ EURO STOXX INDEX RETURN, THE HK INDEX RETURN, THE NIKKEI INDEX RETURN, THE RUSSELL INDEX RETURN AND THE KOSPI2 INDEX RETURN.

The "S&P Index Return" is calculated based on the average of the levels of the S&P Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

      S&P Index Return = S&P Index Ending Level - S&P Index Starting Level
                         -------------------------------------------------
                                     S&P Index Starting Level

where the S&P Index Starting Level is __ and the S&P Index Ending Level will be the average of the closing levels of the S&P Index on each of the Averaging Dates, including the final valuation date.

The "DJ EURO STOXX Index Return" is calculated based on the average of the levels of the DJ EURO STOXX Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

DJ EURO STOXX Index Return = DJ EURO STOXX Index Ending Level - DJ EURO STOXX
                             Index Starting Level
                             ------------------------------------------------
                                     DJ EURO STOXX Index Starting Level

where the DJ EURO STOXX Index Starting Level is __ and the DJ EURO STOXX Index Ending Level will be the average of the closing levels of the DJ EURO STOXX Index on each of the Averaging Dates, including the final valuation date.

The "HK Index Return" is calculated based on the average of the levels of the HK Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

           HK Index Return = HK Index Ending Level - HK Index Starting Level
                             -----------------------------------------------
                                        HK Index Starting Level

where the HK Index Starting Level is __ and the HK Index Ending Level will be the average of the closing levels of the HK Index on each of the Averaging Dates, including the final valuation date.

The "Nikkei Index Return" is calculated based on the average of the levels of the Nikkei Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

  Nikkei Index Return = Nikkei Index Ending Level - Nikkei Index Starting Level
                        --------------------------------------------------------
                                      Nikkei Index Starting Level

where the Nikkei Index Starting Level is __ and the Nikkei Index Ending Level will be the average of the closing levels of the Nikkei Index on each of the Averaging Dates, including the final valuation date.

The "Russell Index Return" is calculated based on the average of the levels of the Russell Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

Russell Index Return = Russell Index Ending Level - Russell Index Starting Level
                       ---------------------------------------------------------
                                     Russell Index Starting Level

where the Russell Index Starting Level is __ and the Russell Index Ending Level will be the average of the closing levels of the Russell Index on each of the Averaging Dates, including the final valuation date.

The "KOSPI2 Index Return" is calculated based on the average of the levels of the KOSPI2 Index on the each of the Averaging Dates, including the final valuation date and is calculated as follows:

  KOSPI2 Index Return = KOSPI2 Index Ending Level - KOSPI2 Index Starting Level
                        --------------------------------------------------------
                                      KOSPI2 Index Starting Level

where the KOSPI2 Index Starting Level is __ and the KOSPI2 Index Ending Level will be the average of closing levels of the Russell Index on each of the Averaging Dates, including the final valuation date.

STEP 2: CALCULATE THE BASKET ENDING LEVEL.

The Basket Ending Level will be calculated as follows:

100 x (1+ (30% of the S&P Index Return + 20% of the DJ EURO STOXX Index Return +
           15% of the HK Index Return + 15% of the Nikkei Index Return
      + 10% of the Russell Index Return + 10% of the KOSPI2 Index Return))

STEP 3: CALCULATE THE BASKET RETURN.

The Basket Return, which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

            Basket Return = Basket Ending Level - Basket Starting Level
                            ----------------------------------------------------
                                       Basket Starting Level

The Basket Starting Level is 100.

STEP 4: CALCULATE THE PAYMENT AT MATURITY.

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 120% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (the Participation Rate x Basket Return)).

>   If the Basket Return is between 0% and -20%, you will receive your $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (Basket Return + 20%))

IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

The examples below are based on the following assumptions:
--------------------------------------------------------------------------------
  Principal Amount:                       $10.00
  Basket Starting Level:                  100
  Participation Rate:                     120%
  Partial Principal Protection:           -20%
  Investment Term:                        5 years (the actual investment term
                                          will be determined on the trade date)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 1 -- THE BASKET RETURN IS 50%
--------------------------------------------------------------------------------
  Calculation of Cash Payment At Maturity On the Notes
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 150, the Basket Return would therefore be 50%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 120% of the Basket Return, as set forth below:

   o Principal amount of each Note =                                 $10.00
   plus
   o Principal amount of each Note x 120% x Basket Return
     $10.00 x 120% x 50% =                                            $6.00
                                                                     ------
                                                            TOTAL:   $16.00
                                                                     ======
  INVESTOR RECEIVES $16.00 AT MATURITY FOR EACH NOTE (A 60% TOTAL RETURN).

  Calculation of Comparative Return On a $10.00 Direct Investment in the Basket
  -----------------------------------------------------------------------------
   o Principal amount =                                              $10.00
   plus
   o Principal amount x Basket Return
     $10.00 x 50% =                                                   $5.00
                                                                     ------
                                                            TOTAL:   $15.00
                                                                     ======
  ON A $10.00 INVESTMENT, 30% OF WHICH IS COMPOSED OF THE S&P INDEX, 20% OF WHICH IS COMPOSED OF THE DJ EURO STOXX INDEX, 15% OF WHICH IS COMPOSED OF THE HK INDEX, 15% OF WHICH IS COMPOSED OF THE NIKKEI INDEX, 10% OF WHICH IS COMPOSED OF THE RUSSELL INDEX AND 10% OF WHICH IS COMPOSED OF THE KOSPI2 INDEX, AN INVESTOR WOULD RECEIVE $15.00 (A 50% TOTAL RETURN).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 2 -- THE BASKET RETURN IS 120%
--------------------------------------------------------------------------------
  Calculation of Cash Payment At Maturity On the Notes
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 220, the Basket Return would therefore be 120%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 120% of the Basket Return, as set forth below:

   o Principal amount of each Note =                                 $10.00
   plus
   o Principal amount of each Note x 120% x Basket Return
     $10.00 x 120% x 120% =                                          $14.40
                                                                     ------
                                                            TOTAL:   $24.40
                                                                     ======
  INVESTOR RECEIVES $24.40 AT MATURITY FOR EACH NOTE (A 144% TOTAL RETURN).

  Calculation of Comparative Return On a $10.00 Direct Investment in the Basket
  -----------------------------------------------------------------------------
   o Principal amount =                                              $10.00
   plus
   o Principal amount x Basket Return
     $10.00 x 120% =                                                 $12.00
                                                                     ------
                                                            TOTAL:   $22.00
                                                                     ======
   ON A $10.00 INVESTMENT, 30% OF WHICH IS COMPOSED OF THE S&P INDEX, 20% OF WHICH IS COMPOSED OF THE DJ EURO STOXX INDEX, 15% OF WHICH IS COMPOSED OF THE HK INDEX, 15% OF WHICH IS COMPOSED OF THE NIKKEI INDEX, 10% OF WHICH IS COMPOSED OF THE RUSSELL INDEX AND 10% OF WHICH IS COMPOSED OF THE KOSPI2 INDEX, AN INVESTOR WOULD RECEIVE $22.00 (A 120% TOTAL RETURN).

--------------------------------------------------------------------------------
  EXAMPLE 3 -- THE BASKET RETURN IS -20%
--------------------------------------------------------------------------------

  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 80, the Basket Return would therefore be -20%. Since the Notes provide partial principal protection for up to a 20% decline in the Basket, the investor would receive at maturity the full principal amount, as set forth below:

   Principal amount of each Note =                                   $10.00
                                                            TOTAL:   $10.00
                                                                     ======

  INVESTOR RECEIVES $10.00 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN).

  Calculation of Comparative Return On a $10.00 Direct Investment in the Basket
  -----------------------------------------------------------------------------

   o Principal amount = plus                                         $10.00
   o Principal amount x Basket Return
     $10.00 x (-20%) =                                               -$2.00
                                                                     ------
                                                            TOTAL:    $8.00
                                                                     ======
   ON A $10.00 INVESTMENT, 30% OF WHICH IS COMPOSED OF THE S&P INDEX, 20% OF WHICH IS COMPOSED OF THE DJ EURO STOXX INDEX, 15% OF WHICH IS COMPOSED OF THE HK INDEX, 15% OF WHICH IS COMPOSED OF THE NIKKEI INDEX, 10% OF WHICH IS COMPOSED OF THE RUSSELL INDEX AND 10% OF WHICH IS COMPOSED OF THE KOSPI2 INDEX, AN INVESTOR WOULD RECEIVE $8.00 (A 20% LOSS).

--------------------------------------------------------------------------------
  EXAMPLE 4 -- THE BASKET RETURN IS -50%
--------------------------------------------------------------------------------

  Calculation of Cash Payment At Maturity On the Notes
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 50, the Basket Return would therefore be -50%, which is less than -20%. The investor loses 1% (or fraction thereof) of the principal amount at maturity for every percentage point (or fraction thereof) the Basket Return is below -20%, as set forth below:

   o Principal amount of each Note =                                 $10.00
   plus
   o Principal amount of each Note x (Basket Return + 20%)
     $10.00 x (-50% + 20%)
     $10.00 x (-30%) =                                               -$3.00
                                                                     ------
                                                            TOTAL:    $7.00
                                                                     ======

  INVESTOR RECEIVES $7.00 AT MATURITY FOR EACH NOTE (A 30% LOSS).

  Calculation of Comparative Return On a $10.00 Direct Investment in the Basket
  -----------------------------------------------------------------------------

   o Principal amount =                                              $10.00
   plus
   o Principal amount x Basket Return
     $10.00 x (-50%) =                                               -$5.00
                                                                     ------
                                                            TOTAL:    $5.00
                                                                     ======
   ON A $10.00 INVESTMENT, 30% OF WHICH IS COMPOSED OF THE S&P INDEX, 20% OF WHICH IS COMPOSED OF THE DJ EURO STOXX INDEX, 15% OF WHICH IS COMPOSED OF THE HK INDEX, 15% OF WHICH IS COMPOSED OF THE NIKKEI INDEX, 10% OF WHICH IS COMPOSED OF THE RUSSELL INDEX AND 10% OF WHICH IS COMPOSED OF THE KOSPI2 INDEX, AN INVESTOR WOULD RECEIVE $5.00 (A 50% LOSS).

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

The table and graph below represent the hypothetical performance of an investment in the Notes compared to an investment, 30% of which is composed of the S&P Index, 20% of which is composed of the DJ EURO STOXX Index, 15% of which is composed of the HK Index, 15% of which is composed of the Nikkei Index, 10% of which is composed of the Russell Index and 10% of which is composed of the KOSPI2 Index.

--------------------------------------------------------------------------------
ASSUMPTIONS:
--------------------------------------------------------------------------------
Principal Amount:                      $10.00
Basket Starting Level                  100
Participation Rate:                    120%
Partial Principal Protection:          -20%
Basket Performance:                    100% to -100%
Term:                                  5 years (the actual investment term will
                                       be determined on the trade date)
--------------------------------------------------------------------------------

---------------------------------------------          ---------------------------------------------
          PERFORMANCE OF THE BASKET                              PERFORMANCE OF THE NOTES
---------------------------------------------          ---------------------------------------------
      BASKET                   BASKET                     NOTES PAYMENT                NOTES
   ENDING LEVEL                RETURN*                     AT MATURITY                RETURN*
---------------------------------------------          ---------------------------------------------
         200                    100.0%                          $22.00                 120.0%
         190                     90.0%                          $20.80                 108.0%
         180                     80.0%                          $19.60                  96.0%
         160                     60.0%                          $17.20                  72.0%
         140                     40.0%                          $14.80                  48.0%
         120                     20.0%                          $12.40                  24.0%
         110                     10.0%                          $11.20                  12.0%
---------------------------------------------          ---------------------------------------------
         100                      0.0%                          $10.00                   0.0%
---------------------------------------------          ---------------------------------------------
          90                    -10.0%                          $10.00                   0.0%
---------------------------------------------          ---------------------------------------------
          80                    -20.0%                          $10.00                   0.0%
---------------------------------------------          ---------------------------------------------
          70                    -30.0%                           $9.00                 -10.0%
          60                    -40.0%                           $8.00                 -20.0%
          50                    -50.0%                           $7.00                 -30.0%
          20                    -80.0%                           $4.00                 -60.0%
           0                   -100.0%                           $2.00                 -80.0%
----------------------------------------------         ---------------------------------------------

* Percentages have been rounded for ease of analysis


                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------

Risk Factors

The return on the Notes is linked to the performance of the S&P 500(R) Index (the "S&P Index"), the Dow Jones EURO STOXX 50(R) Index (the "DJ EURO STOXX Index"), the AMEX Hong Kong 30 Index (the "HK Index"), the Nikkei(R) 225 Index (the "Nikkei Index"), the Russell 2000(R) Index (the "Russell Index") and the Korea KOSPI 200 Index (the KOSPI2 Index, and together with the S&P Index, the DJ EURO STOXX Index, the HK Index, the Nikkei Index and the Russell Index, the "Basket Indices"). Investing in the Notes is not equivalent to a direct investment in the Basket Indices. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OF YOUR PRINCIPAL.

The Notes combine features of equity and debt. The Notes differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or interest during the term of the Notes. Instead, we will pay you in cash at maturity an amount based on the performance of the Basket Indices, subject to partial principal protection for declines of up to 20% in the Basket. The Notes are exposed to a decline in the Basket greater than 20%. You will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, YOU CAN LOSE UP TO 80% OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE BASKET DECLINES BY MORE THAN 20% OVER THE TERM OF THE NOTES.

THE BASKET IS COMPOSED OF THE SIX BASKET INDICES; ANY POSITIVE RETURN IN ANY BASKET INDEX MAY BE OFFSET BY A NEGATIVE RETURN IN ANOTHER BASKET INDEX.

The Notes are linked to the performance of a Basket, 30% of which is composed of the S&P Index, 20% of which is composed of the DJ EURO STOXX Index, 15% of which is composed of the HK Index, 15% of which is composed of the Nikkei Index, 10% of which is composed of the Russell Index and 10% of which is composed of the KOSPI2 Index. The performance of the Basket will be based on the appreciation or depreciation of the level of each Basket Index on the trade date relative to the average of the levels of each Basket Index on each of the Averaging Dates, including the final valuation date, weighted according to their composition in the Basket. A positive return in any Basket Index may be offset by a negative return in another Basket Index resulting in a negative Basket Return. For example, a positive return of 20% on each of the HK, Nikkei, Russell and KOSPI2 Indices will be completely offset by a negative return of 50% on both the S&P and DJ EURO STOXX Indices, resulting in a Basket Return of -25% and a 5% loss of principal.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BASKET CONSTITUENT STOCKS.

The return on your Notes may not reflect the return you would realize if you actually owned the Basket Constituent Stocks. This is the case because the level of the Basket Indices are calculated in part by reference to the prices of the Basket Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Basket increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of each Basket Index to increase while the market value of the Notes declines.

RISK FACTORS
--------------------------------------------------------------------------------

CHANGES THAT AFFECT THE BASKET WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (the "S&P Index Sponsor") with respect to the S&P Index, STOXX limited (a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange) (the "DJ EURO STOXX Index Sponsor) with respect to the EURO STOXX Index, The American Stock Exchange, Inc. (the "HK Index Sponsor") with respect to the HK Index, Nikon Keizai Shimbun, Inc. (the "Nikkei Index Sponsor") with respect to the Nikkei Index, Frank Russell Company ("Russell Index Sponsor") with respect to the Russell Index and the Korea Stock Exchange ("KOSPI2 Index Sponsor") with respect to the KOSPI2 Index (the S&P Index Sponsor, the DJ EURO STOXX Index Sponsor, the HK Index Sponsor, the Nikkei Index Sponsor, the Russell Index Sponsor and the KOSPI2 Index Sponsor are collectively referred to as the "Index Sponsors") concerning the calculation of the Basket Indices, additions, deletions or substitutions of the Basket Constituent Stocks and the manner in which changes affecting the Basket Constituent Stocks or the issuers of the Basket Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in its respective Basket Index, could affect its respective Basket Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if any Index Sponsor changes these policies, for example, by changing the manner in which it calculates its respective Basket Index, or if any Index Sponsor discontinues or suspends calculation or publication of its respective Basket Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Basket Ending Level is not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Securities LLC, an affiliate of the Issuer--may determine the Basket Ending Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not have protection for a decline in the Basket of up to 20%.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the Basket Indices on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of each Basket Index (i.e., the frequency and magnitude of changes in the level of each Basket Index);

>   the composition of each Basket Index and changes to its constituent stocks;

>   the market prices of the Basket Constituent Stocks;

RISK FACTORS
--------------------------------------------------------------------------------

> the dividend rate paid on Basket Constituent Stocks (while not paid to the holders of the Notes, dividend payments on Basket Constituent Stocks may influence the market price of Basket Constituent Stocks and the level of each Basket Index, and therefore affect the market value of the Notes);

> the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the Basket Constituent Stocks are denominated;

> interest rates in the U.S. market and in each market related to the Basket Constituent Stocks;

>   the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

> economic, financial, political, regulatory, or judicial events that affect the level of the Basket or the market price of the Basket Constituent Stocks or that affect stock markets generally; and

>   the creditworthiness of UBS.

HISTORICAL PERFORMANCE OF THE BASKET INDICES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET INDICES DURING THE TERM OF THE NOTES.

The trading prices of the Basket Constituent Stocks will determine the level of each Basket Index. The historical performance of each Basket Index should not be taken as an indication of the future performance of each Basket Index. As a result, it is impossible to predict whether the level of any Basket Index will rise or fall. Trading prices of the Basket Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Basket Constituent Stocks discussed above.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN BASKET CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON BASKET CONSTITUENT STOCKS OR ONE OR MORE OF THE BASKET INDICES, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-43, UBS or its affiliates may hedge their obligations under the Notes by purchasing Basket Constituent Stocks, futures or options on Basket Constituent Stocks or one or more of the Basket Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Basket Constituent Stocks or one or more of the Basket Indices, and they may adjust these hedges by, among other things, purchasing or selling Basket Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Basket Constituent Stocks and the levels of one or more of the Basket Indices and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in Basket Constituent Stocks and other investments relating to Basket Constituent Stocks or one or more of the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Basket Constituent Stocks and the levels of one or more of the Basket Indices and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to

RISK FACTORS
--------------------------------------------------------------------------------

changes in the performance of Basket Constituent Stocks or one or more of the Basket Indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to one or more of the Basket Indices and the Basket Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of one or more of the Basket Indices, could be adverse to such holders' interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, UBS and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Basket Constituent Stocks and one or more of the Basket Indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Basket Constituent Stocks and the levels of the Basket Indices and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE BASKET CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of Basket Constituent Stocks may have.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE INDEX SPONSORS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with the Index Sponsors in any way (except for licensing arrangements discussed below in "The Indices" beginning on page S-15) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of each Basket Index. If the Index Sponsors discontinue or suspend the calculation of their respective Basket Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the particular Basket Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-39 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation" on page S-42. The Index Sponsors are not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about each Index Sponsor and each Basket Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of

RISK FACTORS
--------------------------------------------------------------------------------

our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indices or the Index Sponsors contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Basket Indices and the Index Sponsors.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

UBS's affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-42. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Constituent Stocks or one or more of the Basket Indices has occurred or is continuing on a day when the calculation agent will determine the Basket Ending Level for a particular Basket Index. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE RETURN ON ANY BASKET INDEX ON ANY AVERAGING DATE, INCLUDING THE FINAL VALUATION DATE, FOR A PARTICULAR BASKET INDEX OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON ANY AVERAGING DATE, INCLUDING THE FINAL VALUATION DATE.

The determination of the return on any Basket Index on any Averaging Date, including the final valuation date, for the Basket may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any Averaging Date, including the final valuation date, for one or more of the Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the return on any Basket Index on any Averaging Date, including the final valuation date, for the Basket is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the return on any Basket Index on any Averaging Date, including the final valuation date, will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the return on any Basket Index on any Averaging Date, including the final valuation date, that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-39.

THE BASKET RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES THAT MIGHT AFFECT THE BASKET INDICES.

Although some of the Basket Constituent Stocks are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which Basket Constituent Stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the Notes. The amount we pay in respect of the Notes on the maturity date will be based solely upon the Basket Return. See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-37.

RISK FACTORS
--------------------------------------------------------------------------------

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS.

Some of the Basket Constituent Stocks have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that may apply in that geographical region. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the foreign country. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency. For example, the economies of many Asian countries have been characterized by uneven, negative or low rates of growth in the past. Many Asian stocks have performed poorly over an extended period.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section of page S-4, "Supplemental Tax Considerations" beginning on page S-45, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

--------------------------------------------------------------------------------


The Indices

THE S&P 500(R) INDEX

We have derived all information regarding the S&P 500(R) Index (the "Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "Index Constituent Stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 29, 2005, 426 companies or 85.2% of the Index by market capitalization traded on the New York Stock Exchange, 73 companies or 14.8% of the Index by market capitalization traded on The Nasdaq Stock Market, and 1 company or 0.1% of the Index by market capitalization traded on the American Stock Exchange. As of July 29, 2005, the Index represented approximately 74% of the market value of S&P's internal database of over 6,985 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,985 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (89), Consumer Staples (37), Energy (29), Financials (82), Health Care (55), Industrials (54), Information Technology (79), Materials (32), Telecommunication Services (10) and Utilities (33). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

>   the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

THE INDICES
--------------------------------------------------------------------------------

> the current aggregate market value of all component stocks is divided by the base value; and

>   the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. S&P has stated that the transition to float adjustment will take place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step will take place in September 2005, when S&P will begin to use only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>   the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>   the purchase of shares by employees pursuant to employee benefit plans;

>   consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

>   the substitution by S&P of particular component stocks in the Index; or

>   other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                          New Market Value
                         Old Base Value x ---------------- = New Base Value
                                          Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

THE INDICES
--------------------------------------------------------------------------------

HISTORICAL CLOSING LEVELS OF THE S&P 500(R) INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Index on August 19, 2005 was 1,219.71.

The graph below illustrates the performance of the Index from January 30, 1987 through August 19, 2005.

             [Data below represents line chart in the printed piece]

 1987        1989        1991        1993        1995         1997         1999        2001         2003        2005       8/19/05
 ----        ----        ----        ----        ----         ----         ----        ----         ----        ----       -------
274.08      297.47       343.93     438.78      470.42       786.16       1279.64     1366.01      855.7       1181.27     1219.71
284.2       288.86      367.07      443.38      487.39       790.82       1238.33     1239.94      841.15      1203.6
291.7       294.87      375.22      451.67      500.71       757.12       1286.37     1160.33      848.18      1180.59
288.36      309.64      375.34      440.19      514.71       801.34       1335.18     1249.46      916.92      1156.85
290.1       320.52      389.83      450.19      533.4        848.28       1301.84     1255.82      963.59      1191.5
304         317.98      371.16      450.53      544.75       885.14       1372.71     1224.42      974.5       1191.33
318.66      346.08      387.81      448.13      562.06       954.29       1328.72     1211.23      990.31      1234.18
329.8       351.45      395.43      463.56      561.88       899.47       1320.41     1133.58      1008.01
321.83      349.15      387.86      458.93      584.41       947.28       1282.71     1040.94      995.97
251.79      340.36      392.45      467.83      581.5        914.62       1362.93     1059.78      1050.71
230.3       345.99      375.22      461.79      605.37       955.4        1388.91     1139.45      1058.2
247.08      353.4       417.09      466.45      615.93       970.43       1469.25     1148.08      1111.92
257.07      329.08      408.79      481.61      636.02       980.28       1394.46     1130.2       1131.13
267.82      331.89      412.7       467.14      640.43       1049.34      1366.42     1106.73      1144.94
258.89      339.94      403.69      445.77      645.5        1101.75      1498.58     1147.39      1126.21
261.33      330.8       414.95      450.91      654.17       1111.75      1452.43     1076.92      1107.3
262.16      361.23      415.35      456.51      669.12       1090.82      1420.6      1067.14      1120.68
273.5       358.02      408.14      444.27      670.63       1133.84      1454.6      989.82       1140.84
272.02      356.15      424.22      458.26      639.95       1120.67      1430.83     911.62       1101.72
261.52      322.56      414.03      475.5       651.99       957.28       1517.68     916.07       1104.24
271.91      306.05      417.8       462.71      687.31       1017.01      1436.51     815.28       1114.58
278.97      304         418.68      472.35      705.27       1098.67      1429.4      885.76       1130.2
273.7       322.22      431.35      453.69      757.02       1163.63      1314.95     936.31       1173.82
277.72      330.22      435.71      459.27      740.74       1229.23      1320.28     879.82       1211.92

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

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THE INDICES
--------------------------------------------------------------------------------

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

THE DOW JONES EURO STOXX 50(SM) INDEX

We have derived all information regarding the Dow Jones EURO STOXX 50(SM) Index (the "DJ EURO STOXX Index") contained in this prospectus supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, STOXX Limited (the "DJ EURO STOXX Index Sponsor"). The DJ EURO STOXX Index Sponsor owns the copyright and all other rights to the DJ EURO STOXX Index. The DJ EURO STOXX Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the DJ EURO STOXX Index. We do not assume any responsibility for the accuracy or completeness of such information.

The DJ EURO STOXX Index seeks to provide exposure to European large capitalization equity securities. The DJ EURO STOXX Index universe is defined as all components of the 18 Dow Jones EURO STOXX Supersector indices. The Dow Jones EURO STOXX Supersector indices represent the Eurozone portion of the Dow Jones STOXX Total Market Index, which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 17 European countries. The DJ EURO STOXX Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal and Spain. The DJ EURO STOXX Index Constituent Stocks are traded in Euros and in other European currencies.

For each of the 18 Dow Jones EURO STOXX Supersector indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding Dow Jones
STOXX TMI Supersector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list.

Any remaining stocks that are currently components of the DJ EURO STOXX Index are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the DJ EURO STOXX Index Sponsor's Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the DJ EURO STOXX Index ranked between 41 and 60 are added as DJ EURO STOXX Index components. If the component number is still below 50, then the largest stocks on the selection list are added until the DJ EURO STOXX Index contains 50 stocks. The DJ EURO STOXX Index composition is reviewed annually in September and is subject to change.

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--------------------------------------------------------------------------------

The DJ EURO STOXX Index is weighted by free-float market capitalization. Each component's weight is capped at 10% of the DJ EURO STOXX Index's total free-float market capitalization. Weights are reviewed quarterly and are also subject to change in response to specific events affecting the DJ EURO STOXX Index Constituent Stocks.

The DJ EURO STOXX Index is denominated in Euros. The DJ EURO STOXX Index Return will be calculated based on the closing levels of the DJ EURO STOXX Index, as reported by Bloomberg L.P. under ticker symbol "SX5E."

STOCKS INCLUDED IN THE DJ EURO STOXX INDEX

According to publicly available information as of August 19, 2005, securities comprising the DJ EURO STOXX Index (the "DJ EURO STOXX Index Constituent Stocks") consist of the companies listed below. The weighting of each of the DJ EURO STOXX Index Constituent Stocks within the DJ EURO STOXX Index is also provided. All data listed below is as of August 19, 2005.

NAME                                        COUNTRY                 SECTOR                        % WEIGHT
-------                                   -----------              ---------                     -----------
Total SA                                 France                   Energy                            7.536%
Sanofi-Aventis                           France                   Consumer, Non-cyclical            4.396%
Banco Santander Central Hispano SA       Spain                    Financial                         3.835%
ENI SpA                                  Italy                    Energy                            3.708%
Telefonica SA                            Spain                    Communications                    3.668%
Nokia OYJ                                Finland                  Communications                    3.499%
E.ON AG                                  Germany                  Utilities                         3.312%
Siemens AG                               Germany                  Industrial                        3.209%
BNP Paribas                              France                   Financial                         3.016%
Banco Bilbao Vizcaya Argentaria SA       Spain                    Financial                         2.888%
ING Groep NV                             Netherlands              Financial                         2.857%
France Telecom SA                        France                   Communications                    2.511%
Deutsche Telekom AG                      Germany                  Communications                    2.496%
Allianz AG                               Germany                  Financial                         2.350%
Societe Generale                         France                   Financial                         2.342%
Deutsche Bank AG  Germany                Financial                2.275%
ABN AMRO Holding NV                      Netherlands              Financial                         2.210%
DaimlerChrysler AG                       Germany                  Consumer, Cyclical                2.164%
AXA SA                                   France                   Financial                         2.067%
Unilever NV                              Netherlands              Consumer, Non-cyclical            1.983%
BASF AG                                  Germany                  Basic Materials                   1.902%
Fortis                                   Belgium                  Financial                         1.878%
SAP AG                                   Germany                  Technology                        1.813%
Telecom Italia SpA                       Italy                    Communications                    1.749%
Assicurazioni Generali SpA               Italy                    Financial                         1.746%
Koninklijke Philips Electronics NV       Netherlands              Industrial                        1.738%
Vivendi Universal SA                     France                   Communications                    1.708%
RWE AG                                   Germany                  Utilities                         1.567%
Enel SpA                                 Italy                    Utilities                         1.522%
Repsol YPF SA                            Spain                    Energy                            1.406%
Carrefour SA                             France                   Consumer, Non-cyclical            1.400%
UniCredito Italiano SpA                  Italy                    Financial                         1.363%
Suez SA                                  France                   Utilities                         1.308%
Bayer AG                                 Germany                  Basic Materials                   1.296%
Groupe Danone                            France                   Consumer, Non-cyclical            1.290%
L'Oreal SA                               France                   Consumer, Non-cyclical            1.163%
Muenchener Rueckversicherungs AG         Germany                  Financial                         1.055%
LVMH Moet Hennessy
  Louis Vuitton SA                       France                   Diversified                       1.037%
Cie de Saint-Gobain                      France                   Industrial                        1.021%
Endesa SA                                Spain                    Utilities                         1.019%

THE INDICES
--------------------------------------------------------------------------------

NAME                                        COUNTRY                 SECTOR                  % WEIGHT
-------                                   -----------              ---------               -----------
Iberdrola SA                             Spain                    Utilities                   1.011%
Aegon NV                                 Netherlands              Financial                   0.979%
Air Liquide                              France                   Basic Materials             0.963%
Allied Irish Banks Plc                   Ireland                  Financial                   0.939%
Credit Agricole SA                       France                   Financial                   0.918%
Renault SA                               France                   Consumer, Cyclical          0.901%
Lafarge SA                               France                   Industrial                  0.793%
Alcatel SA                               France                   Communications              0.777%
Sanpaolo IMI SpA                         Italy                    Financial                   0.728%
Koninklijke Ahold NV                     Netherlands              Consumer, Non-cyclical      0.686%

HISTORICAL CLOSING LEVELS OF THE DJ EURO STOXX INDEX

Since its inception, the DJ EURO STOXX Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the DJ EURO STOXX Index during any period shown below is not an indication that the value of the DJ EURO STOXX Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the DJ EURO STOXX Index do not give an indication of the future performance of the DJ EURO STOXX Index. UBS cannot make any assurance that the future performance of the DJ EURO STOXX Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the DJ EURO STOXX Index as of August 19, 2005 was 3,328.17.

The graph below illustrates the performance of the DJ EURO STOXX Index from January 30, 1987 through August 19, 2005.

            [Data below represents a line chart in the printed piece]

  1987        1989           1991           1993            1995          1997         1999        2001        2003       8/19/05
  ----        ----           ----           ----            ----          ----         ----        ----        ----       -------
 859.08      880.79         871.77        1043.55          1296.71       2005.36      3547.15     4779.9      2248.17     3,328.17
 840.97      852.86         959.23        1128.36          1312.78       2077.22      3484.24     4318.88     2140.73
 869.44      883.82         982.08        1140.82          1300.13       2137.28      3559.86     4185        2036.86
 881.46      901.71         1002.08       1114.25          1346.68       2164.68      3757.87     4525.01     2324.23
 866.41      923.42         1045.52       1113.68          1377.67       2220.86      3629.46     4426.24     2330.06
 905.3       953.51         1003.15       1157.58          1362.52       2398.41      3788.66     4243.91     2419.51
 955.83      997.91         1000.94       1236.14          1435.52       2674.83      3638.62     4091.38     2519.79
 951.06      1038.1         1016.62       1321.88          1432.86       2407.58      3769.14     3743.97     2556.71
 930.71      1032.57        1007          1285.92          1419.6        2581.36      3669.71     3296.66     2395.87
 730.75      970.43         1003.13       1359.41          1407.17       2331.25      3922.91     3478.63     2575.04
 658.03      1023.52        985.85        1326.28          1455.1        2423.74      4314.38     3658.27     2630.47
 648.13      1098.49        1000          1433.34          1506.82       2531.99      4904.46     3806.13     2760.66
 635.95      1069.92        1045.71       1456.88          1611.05       2676.03      4684.48     3670.26     2839.13
 708.88      1048.91        1082.35       1396.06          1595.64       2878.04      5182.62     3624.74     2893.18
 701.56      1115.39        1060.78       1365.74          1612.24       3153.32      5249.55     3784.05     2787.49
 710.55      1087.94        1085.06       1427.37          1671.13       3120.94      5303.95     3574.23     2787.48
 711.12      1116.83        1105.18       1358.74          1673.76       3357.77      5200.89     3425.79     2736.83
 760.54      1120.33        1056.93       1284.6           1665.9        3406.82      5145.35     3133.39     2811.08
 780.03      1116.48        988.96        1373.6           1590.93       3480.63      5122.8      2685.79     2720.05
 761.63      962.15         951.68        1397.12          1601.43       2978.12      5175.12     2709.29     2670.79
 809.03      845.96         968.58        1302.53          1694.51       2670.97      4915.18     2204.39     2726.3
 837.84      889.57         980.05        1327.67          1700.54       2887.11      5057.46     2518.99     2811.72
 828.32      872.81         1012.37       1323.35          1817.95       3179.09      4790.08     2656.85     2876.39
 861.36      858.72         1033.51       1320.59          1850.32       3342.32      4772.39     2386.41     2951.24
                                                                                                              2984.59
                                                                                                              3058.32
                                                                                                              3055.73
                                                                                                              2930.1
                                                                                                              3076.7
                                                                                                              3181.54
                                                                                                              3326.51

SOURCE: BLOOMBERG L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the DJ EURO STOXX Index Sponsor, which grants us a license in exchange for a fee to use the DJ EURO STOXX Index in connection with the issuance of certain securities, including the Notes.

THE INDICES
--------------------------------------------------------------------------------

"Dow Jones EURO STOXX 50(SM)" is a service mark of the DJ EURO STOXX Index Sponsor. The DJ EURO STOXX Index Sponsor has no relationship to UBS, other than the licensing of the DJ EURO STOXX Index and its service marks for use in connection with the Notes.

The DJ EURO STOXX Index Sponsor does NOT:

>   Sponsor, endorse, sell or promote the Notes.

> Recommend that any person invest in the Notes or any other financial products.

> Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

> Have any responsibility or liability for the administration, management or marketing of the Notes.

> Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the DJ EURO STOXX Index or have any obligation to do so.

The DJ EURO STOXX Index Sponsor will not have any liability in connection with the Notes. Specifically, the DJ EURO STOXX Index Sponsor does not make any warranty, express or implied, and the DJ EURO STOXX Index Sponsor disclaims any warranty about:

> the results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the DJ EURO STOXX Index and the data included in the DJ EURO STOXX Index;

>   the accuracy or completeness of the DJ EURO STOXX Index or its data;

> the merchantability and the fitness for a particular purpose or use of the DJ EURO STOXX Index or its data;

> the DJ EURO STOXX Index Sponsor will have no liability for any errors, omissions or interruptions in the DJ EURO STOXX Index or its data; and

> under no circumstances will the DJ EURO STOXX Index Sponsor be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if the DJ EURO STOXX Index Sponsor knows that they might occur.

The licensing relating to the use of the DJ EURO STOXX Index and trademark referred to above by UBS is solely for the benefit of UBS, and not for any other third parties.

THE AMEX HONG KONG 30 INDEX

Unless otherwise stated, all information contained herein on the AMEX Hong Kong 30 Index (the "HK Index") is derived from publicly available sources. Such information reflects the policies of the American Stock Exchange, Inc. (the "HK Index Sponsor") as stated in such sources and such policies are subject to change by the HK Index Sponsor. The HK Index, a service mark of the HK Index Sponsor, is a capitalization weighted stock index designed, developed, maintained and operated by the HK Index Sponsor that measures the market value performance (share price times the number of shares outstanding) of selected The Stock Exchange of Hong Kong Ltd. (the "HKSE") listed stocks. The HK Index currently is based on the capitalization of 30 stocks actively traded on the HKSE and is designed to represent a substantial segment of the Hong Kong stock market. The primary trading market for all of these stocks is either Hong Kong or London. Business sector representation of the stocks comprising the HK Index as of July 29, 2005 consists primarily of finance, property development, utilities and conglomerates, and also includes hotel/leisure, property investment, airlines, transportation and publishing. The HK Index was established on June 25, 1993. As of August 19, 2005, the five largest

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--------------------------------------------------------------------------------

stocks underlying the HK Index accounted for approximately 63.69% of the market capitalization of the HK Index, with the five largest being HSBC Holdings plc (H.K. S shares) (31.737%), China Mobile Hong Kong Ltd. (14.979%), Hutchison Whampoa Ltd. (7.284%), CNOOC Ltd. (5.161%) and Hang Seng Bank Ltd. (4.528%). The lowest weighted stock underlying the HK Index, as of August 19, 2005, was Hong Kong and Shanghai Hotels (.294%).

The HK Index is maintained by the HK Index Sponsor and will contain at least 30 stocks at all times. In addition, the stocks must meet certain listing and maintenance standards as discussed below. The HK Index Sponsor may change the composition of the HK Index at any time in order to more accurately reflect the composition and track the movement of the Hong Kong stock market. Any replacement stock must also meet the stock listing and maintenance standards as discussed below. Further, the HK Index Sponsor may replace stocks in the event of certain corporate events, such as takeovers or mergers, that change the nature of the security. The HK Index Sponsor selects stocks comprising the HK Index on the basis of their market weight, trading liquidity and representation of the business industries reflected on the HKSE. The HK Index Sponsor requires that each stock be one issued by an entity with major business interests in Hong Kong, be listed for trading on the HKSE and have its primary trading market located in a country with which the HK Index Sponsor has an effective surveillance sharing agreement. The HK Index Sponsor will remove any stock failing to meet the above listing and maintenance criteria within 30 days after such failure occurs. In order to ensure that the HK Index does not contain a large number of thinly-capitalized, low priced securities with small public floats and low trading volumes, the HK Index Sponsor has also established additional qualification criteria for the inclusion and maintenance of stocks, based on the following standards: all stocks selected for inclusion in the HK Index must have, and thereafter maintain, (1) an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior 6-month period, of at least H.K.$3,000,000,000 (approximately U.S.$385.94 million as of August 19,
2005); (2) an average daily closing price, measured over the prior 6-month period, not lower than H.K.$2.50 (approximately U.S.$.32 as of August 19, 2005);
(3) an average daily trading volume, measured over the prior 6-month period, of more than 1,000,000 shares per day, although up to, but no more than, three stocks may have an average daily trading volume, measured over the prior 6-month period, of less than 1,000,000 shares per day, but in no event less than 500,000 shares per day; and (4) a minimum "free float" value (total freely tradable outstanding shares minus insider holdings), based on a monthly average measured over the prior 3-month period, of U.S.$238,000,000, although up to, but no more than, three stocks may have a free float value of less than U.S.$238,000,000 but in no event less than U.S.$238,000,000, measured over the same period.

The HK Index Sponsor reviews and applies the above qualification criteria relating to the stocks comprising the HK Index on a quarterly basis, conducted on the last business day in January, April, July and October. Any stock failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review to again determine compliance with the above criteria. Any stock failing this second review will be replaced by a "qualified" stock effective upon the close of business on the following Friday, provided, however, that if such Friday is not a New York business day, the replacement will be effective at the close of business on the first preceding New York business day. The HK Index Sponsor will notify its membership immediately after it determines to replace a stock.

The annual reports and prospectuses of the companies listed on the HKSE are available for investors' inspection in the City Hall Library (a public library in Hong Kong, Central). The HKSE library also has information for each listed company, but it is available only to members of the HKSE. A company whose stock is included in the HK Index is not required to be incorporated under the laws of Hong Kong.

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--------------------------------------------------------------------------------

The HK Index is a capitalization-weighted index. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current share price (in Hong Kong dollars). For valuation purposes, one HK Index unit (1.0) is assigned a fixed value of one U.S. dollar. The HK Index measures the average changes in price of the stocks comprising the HK Index, weighted according to the respective market capitalizations, so that the effect of a percentage price change in a stock will be greater the larger the stock's market capitalization. The HK Index was established by the HK Index Sponsor on June 25, 1993, on which date the HK Index value was set at 350.00. The daily calculation and public dissemination by the HK Index Sponsor of the HK Index value commenced on September 1, 1993. The data relating to the HK Index was back-calculated by the HK Index Sponsor from January 2, 1989 to August 31, 1993.

The HK Index is calculated by (i) aggregating the market capitalization of each stock comprising the HK Index and (ii) dividing such sum by an adjusted base market capitalization or divisor. On June 25, 1993, the market value of the Underlying Stocks was approximately H.K.$1,152,829,149,500 and the divisor used to calculate the HK Index was 3,293,797,570. The HK Index Sponsor selected that particular divisor number in order, among other things, to ensure that the HK Index was set at a general price level consistent with other well recognized stock market indices. The divisor is subject to periodic adjustments as set forth below. The HK Index is calculated once each day by the HK Index Sponsor based on the most recent official closing prices of each of the stocks comprising the HK Index reported by the HKSE. Pricing of the HK Index is disseminated before the opening of trading via the Consolidated Tape Authority Network-B and continuously during each New York business day. The dissemination value, however, will remain the same throughout the trading day because the trading hours of the HKSE do not overlap with New York trading hours. Accordingly, updated price information will be unavailable.

In order to maintain continuity in the level of the HK Index in the event of certain changes due to non-market factors affecting the stocks comprising the HK Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits, distributions of assets to stockholders or other capitalization events, the divisor used in calculating the HK Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the HK Index and in order that the value of the HK Index immediately after such change will equal the level of the HK Index immediately prior to the change. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. Nevertheless, changes in the identities and characteristics of the stocks comprising the HK Index may significantly affect the behavior of the HK Index over time.

THE STOCK EXCHANGE OF HONG KONG LTD.

Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System, which was introduced in November 1983. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 9:30 a.m. to 4:00 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 3:00 a.m. or 4:00 a.m., New York City time. Using the last reported closing prices of the stocks underlying the HK Index on the HKSE, the closing level of the HK Index on any such trading day generally will be calculated, published and disseminated by the HK Index Sponsor

THE INDICES
--------------------------------------------------------------------------------

in the United States shortly before the opening of trading on the American Stock Exchange in New York on the same calendar day.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company's shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;
(5) where the issuer is no longer suitable for listing, or becomes a "cash" company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the HK Index may be limited by suspension of trading of individual stocks which comprise the HK Index which may, in turn, adversely affect the value of the Notes.

HISTORICAL CLOSING LEVELS OF THE HK INDEX

All historical data presented in the following graph on the HK Index are not necessarily indicative of the future performance of the HK Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the HK Index during any period set forth below is not any indication that the HK Index is more or less likely to decline at any time during the term of the Notes. UBS cannot make any assurance that the future performance of the HK Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the HK Index as of August 19, 2005 was 750.12.

THE INDICES
--------------------------------------------------------------------------------

The following graph sets forth the historical performance of the HK Index from January 1, 1992 through August 19, 2005.

            [Data below represents a line chart in the printed piece]

  1992                1995             1997              1999           2001               2003          8/19/05
  ----                ----             ----              ----           ----               ----          -------
 276.73              576.69           574.55            460.09         762.23             530.09         750.12
 287.74              519.77           562.81            563.71         841.69             516.53
 318.99              452.6            555.97            563.7          853.13             540.66
 319.68              449.25           555.61            507.35         756.6              563.46
 341.75              479.28           571               438.2          718.49             555.2
 369.2               437.47           558.16            416.55         788.12             522.32
 354.06              474.92           539.36            384.54         823.38             508.12
 348.06              499.22           563.85            354.13         842.07             496.28
 374.08              479.69           602.71            392.18         766.21             448.52
 382.05              485.14           631.19            505.93         729.52             469.19
 467.64              424.51           680.51            514.13         682.7              498.18
 458.93              412.7            683.12            496.12         745.3              460.73
 598.98              369.57           671.35            466.84         790.95             456.23
                     421.35           673.53            479.66         728.51             450.15
                     435.22           629.26            531.26         627.68             424.7
                     421.62           645.49            649.59         650.41             430.29
                     475.92           736.64            588.38         640.6              469.22
                     465.6            760.48            660.6          634.09             471.82
                     477.39           817.21            643.88         595.78             498.41
                     462.52           706.34            659.07         542.99             537.52
                     486.91           756.29            623.14         488.47             555.32
                     492.85           530.79            648.87         498.81             603.55
                     494.12           529.05            754.72         558.23             607.66
                     507.26           537.6             834.36         565.55             624.9
                                                                                          659.6
                                                                                          690.06
                                                                                          630.17
                                                                                          596.24
                                                                                          601.84
                                                                                          610.37
                                                                                          606.65
                                                                                          641.82
                                                                                          652.38
                                                                                          650.44
                                                                                          702.73
                                                                                          711.09
                                                                                          683.33
                                                                                          705.64
                                                                                          671.52
                                                                                          692.22
                                                                                          690.02
                                                                                          706.91
                                                                                          741.32

LICENSE AGREEMENT

The HK Index Sponsor is under no obligation to continue the calculation and dissemination of the HK Index and the method by which the HK Index is calculated and the name "AMEX Hong Kong 30 Index" may be changed at the discretion of the HK Index Sponsor. No inference should be drawn from the information contained in this prospectus supplement that the HK Index Sponsor makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the HK Index to track general stock market performance. The HK Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the HK Index. The HK Index Sponsor is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. The HK Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the HK Index in connection with the Notes have been consented to by the HK Index Sponsor.

The HK Index Sponsor disclaims all responsibility for any inaccuracies in the data on which the HK Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the HK Index.

THE NIKKEI(R) 225 INDEX

All information in this prospectus supplement regarding the Nikkei(R) 225 Index (the "Nikkei Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Nihon Keizai Shimbun, Inc. or any of its affiliates (the "Nikkei Index Sponsor"). The Nikkei Index Sponsor owns the copyright and all other rights to the Nikkei Index. The Nikkei Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Nikkei Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical

THE INDICES
--------------------------------------------------------------------------------

performance of the Nikkei Index is not an indication of future performance. Future performance of the Nikkei Index may differ significantly from historical performance, either positively or negatively.

The Nikkei Index is a stock index calculated, published and disseminated by the Nikkei Index Sponsor that measures the composite price performance of selected Japanese stocks. The Nikkei Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the "TSE"), and represents a broad cross-section of Japanese industry. All Nikkei Index Constituent Stocks trade on the TSE in Japanese yen. All 225 Nikkei Index Constituent Stocks are stocks listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section, Second Section or Mothers Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the Nikkei Index are traded on the Singapore Exchange Ltd., the Osaka Securities Exchange Co., Ltd. and the Chicago Mercantile Exchange Inc.

The Nikkei Index is a modified, price-weighted index. Each stock's weight in the Nikkei Index is based on its price per share rather than the total market capitalization of the issuer. The Nikkei Index Sponsor calculates the Nikkei Index by multiplying the per-share price of each Index Constituent Stock in the Nikkei Index (each such stock, a "Nikkei Index Constituent Stock") by the corresponding weighting factor for that Nikkei Index Constituent Stock, calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, was 23.896 as of August 19, 2005 and is subject to periodic adjustments as described below. The weighting factor for each Nikkei Index Constituent Stock is computed by dividing 50 Japanese yen by the par value of that stock, so that the share price of each Nikkei Index Constituent Stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related Nikkei Index Constituent Stock that are included in one trading unit of the Nikkei Index. The stock prices used in the calculation of the Nikkei Index are those reported by a primary market for the Nikkei Index Constituent Stocks, which is currently the TSE. The level of the Nikkei Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei Index in the event of certain changes affecting the Nikkei Index Constituent Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei Index is adjusted in a manner designed to prevent any change or discontinuity in the level of the Nikkei Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Nikkei Index Constituent Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Nikkei Index immediately after the change, will equal the level of the Nikkei Index immediately prior to the change.

Nikkei Index Constituent Stocks may be deleted or added by the Nikkei Index Sponsor. However, to maintain continuity in the Nikkei Index, the policy of the Nikkei Index Sponsor is generally not to alter the composition of the Nikkei Index Constituent Stocks except when a Nikkei Index Constituent Stock is deleted in accordance with the following criteria.

Any Nikkei Index Constituent Stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Index Constituent Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock because of excess debt of the issuer or because of any other reason; transfer of the Nikkei Index

THE INDICES
--------------------------------------------------------------------------------

Constituent Stock to the "Kanri Post" (Post for stocks under supervision); transfer of the stock to the "Seiri Post" (the Liquidation Post); or transfer of the Nikkei Index Constituent Stock to the Second Section of the TSE. In addition, Nikkei Index Constituent Stocks with relatively low liquidity, based on trading volume and price fluctuation over the past five years, may be deleted by the Nikkei Index Sponsor. Upon deletion of a Nikkei Index Constituent Stock from the Nikkei Index Constituent Stocks, the Nikkei Index Sponsor will select, in accordance with certain criteria established by it, a replacement for the deleted Index Constituent Stock. Until such replacement, the Nikkei Index will be calculated with the Nikkei Index Constituent Stocks less the deleted Index Constituent Stock.

A list of the issuers of the Nikkei Index Constituent Stocks is available from the NKS Economic Electronic Databank System and from the Nikkei Index Sponsor directly. The Nikkei Index Sponsor may delete, add or substitute any stock underlying the Nikkei Index.

THE TOKYO STOCK EXCHANGE

The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours for TSE-listed stocks are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to time zone differences, on any normal trading day, the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei Index on any particular business day will generally be available in the United States by the opening of business on that business day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special offer quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei Index may be limited by price limitations, special quotes or by suspension of trading on Nikkei Index Constituent Stocks, and these limitations may, in turn, adversely affect the value of the Notes.

HISTORICAL CLOSING LEVELS OF THE NIKKEI INDEX

Since its inception, the Nikkei Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Nikkei Index during any period shown below is not an indication that the value of the Nikkei Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the Nikkei Index do not give any indication of the future performance of the Nikkei Index. UBS cannot make any assurance that the future performance of the Nikkei Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Nikkei Index as of August 19, 2005 was 12,291.73.

THE INDICES
--------------------------------------------------------------------------------

The following graph sets forth the historical performance of the Nikkei Index from January 30, 1987 through August 19, 2005.

            [Data below represents a line chart in the printed piece]

  1987        1988          1989           1990           1991          1992       1993          1994         1995
  ----        ----          ----           ----           ----          ----       ----          ----         ----
 20048.3     23622.3       31581.3        37188.9        23293.1       22023      17023.8       20229.1      18649.8
 20421.7     25242.8       31985.6        34592          26409.2       21338.8    16953.3       19997.2      17053.4
 21566.7     26260.3       32838.7        29980.5        26292         19346      18591.5       19111.9      16140
 23274.8     27434.1       33713.3        29584.8        26111.2       17390.7    20919.2       19725.2      16806.8
 24772.4     27416.7       34266.8        33130.8        25789.6       18347.8    20552.3       20973.6      15436.8
 24176.4     27769.4       32948.7        31940.2        23291         15951.7    19590         20643.9      14517.4
 24488.1     27911.6       34953.9        31035.7        24120.8       15910.3    20380.1       20449.4      16677.5
 26029.2     27366         34431.2        25978.4        22335.9       18061.1    21026.6       20628.5      18117.2
 26010.9     27923.7       35636.8        20983.5        23916.4       17399.1    20105.7       19563.8      17913.1
 22765       27982.5       35549.4        25194.1        25222.3       16767.4    19703         19989.6      17654.6
 22686.8     29578.9       37268.8        22454.6        22687.3       17683.7    16406.5       19075.6      18744.4
 21564       30159         38915.9        23848.7        22983.8       16925      17417.2       19723.1      19868.2

   1996       1997          1998          1999        2000          2001        2002        2003       2004      2005       8/19/05
   ----       ----          ----          ----        ----          ----        ----        ----       ----      ----       -------
 20812.7     18330         16628.5      14499.2      19539.7       13843.5     9997.8     8339.94     10783.6   11387.6     12291.7
 20125.4     18557         16831.7      14367.5      19959.5       12883.5    10587.8     8363.04    11041.9    11740.6
 21406.8     18003.4       16527.2      15836.6      20337.3       12999.7    11024.9     7972.71    11715.4    11669
 22041.3     19151.1       15641.3      16701.5      17973.7       13934.3    11492.5     7831.42    11761.8    11008.9
 21956.2     20068.8       15670.8      16111.6      16332.5       13262.1    11763.7     8424.51    11236.4    11276.6
 22530.8     20605         15830.3      17529.7      17411         12969      10621.8     9083.11    11858.9    11584
 20692.8     20331.4       16379        17861.9      15727.5       11860.8    9877.94     9563.21    11325.8    11899.6
 20166.9     18229.4       14107.9      17436.6      16861.3       10713.5    9619.3      10343.5    11081.8
 21556.4     17887.7       13406.4      17605.5      15747.3       9774.68    9383.29     10219      10823.6
 20466.9     16458.9       13564.5      17942.1      14539.6       10366.3    8640.48     10559.6    10771.4
 21020.4     16636.3       14883.7      18558.2      14648.5       10697.4    9215.56     10100.6    10899.2
 19361.3     15258.7       13842.2      18934.3      13785.7       10542.6    8578.95     10676.6    11488.8

SOURCE: BLOOMBERG L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the Nikkei Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the Nikkei Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the Nikkei Index Sponsor; the only relationship between the Nikkei Index Sponsor and us is the licensing of the use of the Nikkei Index and trademarks relating to the Nikkei Index.

The Nikkei Index Sponsor is under no obligation to continue the calculation and dissemination of the Nikkei Index. The Notes are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor. No inference should be drawn from the information contained in this prospectus supplement that the Nikkei Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the Notes or any member of the public regarding the advisability of investing in securities generally, or in the Notes in particular, or the ability of the Nikkei Index to track general stock market performance.

The Nikkei Index Sponsor determines, composes and calculates the Nikkei Index without regard to the Notes. The Nikkei Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the Notes in determining, composing or calculating the Nikkei Index. The Nikkei Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Notes payable at maturity. The Nikkei Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Notes.

The Nikkei Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei Index or the manner in which the Nikkei Index is applied in determining any initial Nikkei Index Starting Level or Nikkei Index Ending Level or any amount payable upon maturity of the Notes.

THE INDICES
--------------------------------------------------------------------------------

THE NIKKEI INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI INDEX OR ANY DATA INCLUDED IN THE NIKKEI INDEX. THE NIKKEI INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

"Nikkei(R)" is a trademark of the Nikkei Index Sponsor and has been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor, and the Nikkei Index Sponsor makes no representation regarding the advisability of investing in the Notes.

THE RUSSELL 2000(R) INDEX

We have obtained all information regarding the Russell 2000(R) Index (the "Russell Index") contained in this pricing supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company (the "Russell Index Sponsor"). The Russell Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Russell Index. We do not assume any responsibility for the accuracy or completeness of any information relating to the Russell Index.

The Russell Index is an index calculated, published, and disseminated by the Russell Index Sponsor, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories. All 2,000 stocks are traded on the New York Stock Exchange, the American Stock Exchange LLC, or Nasdaq, and form a part of the Russell 3000(R) Index. The Russell 3000(R) Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

The Russell Index consists of the smallest 2,000 companies included in the Russell 3000(R) Index. The Russell Index is designed to track the performance of the small capitalization segment of the United States equity market.

STOCKS INCLUDED IN THE RUSSELL 2000(R) INDEX.

Only common stocks belonging to corporations domiciled in the United States and its territories are eligible for inclusion in the Russell 3000(R) Index and the Russell Index. Stocks traded on United States exchanges but domiciled in other countries are excluded. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants, and rights also are excluded. Trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds, and limited partnerships that are traded on United States exchanges also are ineligible for inclusion. Real Estate Investment Trusts and Beneficial Trusts, however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in the Russell Index, although exceptions to this general rule have been made where the Russell Index Sponsor has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000(R) Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below. Based on closing values on May 31 of each year, the Russell Index Sponsor reconstitutes the composition of the Russell 3000(R) Index using the then existing market capitalizations of eligible companies. As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000(R) Index for that year. Real-time dissemination of the Russell Index began on January 1, 1987.

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THE INDICES
--------------------------------------------------------------------------------

COMPUTATION OF THE INDEX

As a capitalization-weighted index, the Russell Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell Index value is calculated by adding the market values of the Russell Index's component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the Russell Index on the base date of December 31, 1986. To calculate the Russell Index, last sale prices will be used for exchange-traded and Nasdaq stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell Index. In order to provide continuity for the Russell Index's value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

> ESOP or LESOP shares--shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

> Corporate cross-owned shares--when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

> Large private and corporate shares--when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

> Unlisted share classes--classes of common stock that are not traded on a United States securities exchange or Nasdaq.

The following summarizes the types of Russell Index maintenance adjustments and indicates whether or not an index adjustment is required.

> "No Replacement" Rule--Securities that leave the Russell Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell Index over a year will fluctuate according to corporate activity.

> Rule for Corporate Action-Driven Changes--When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the Russell Index at the open of trading on the ex-date using the previous day's closing prices.

> When acquisitions or mergers take place within the Russell Index, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e., the Russell 3000(R) Index or the Russell 1000(R) Index), the shares for the acquiring stock were not adjusted until month end.

THE INDICES
--------------------------------------------------------------------------------

> Deleted Stocks--Effective on January 1, 2002, when deleting stocks from the Russell Index as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the primary exchange. There may be corporate events, like mergers or acquisitions, that result in the lack of a current market price for the deleted security, and in such an instance the latest primary exchange closing price available will be used.

> Additions for Spin-Offs--Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell Index at the latest reconstitution.

> Quarterly IPO Additions--Beginning September 2004, eligible companies that have recently completed an initial public offering are added to the Russell Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000(R) Index. Eligible companies will be added to the Russell Index using their industry's average style probability established at the latest constitution.

In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell U.S. Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade; (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000(R) Index as of the latest June reconstitution; and (3) meet criteria (1) and (2) during an initial offering period.

Each month, the Russell Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5.00% are reflected in the Russell Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Neither we nor any of our affiliates, including the agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Russell Index or any successor Russell Index. The Russell Index Sponsor does not guarantee the accuracy or the completeness of the Russell Index or any data included in the Russell Index. The Russell Index Sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Russell Index. The Russell Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Russell Index or the manner in which the Russell Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE RUSSELL 2000(R) INDEX

Since its inception, the Russell Index has experienced significant fluctuations. Any historical upward or downward trend in the level of the Russell Index during any period shown below is not an indication that the level of the Russell Index is more or less likely to increase or decrease at any time during the term of the notes. The historical Russell Index levels do not give an indication of future performance of the Russell Index. We cannot assure you that future performance of the Russell Index or the constituent stocks of the Russell Index will result in holders of the notes receiving an amount equal to their outstanding face amount on the maturity date. The closing level of the Russell Index on August 19, 2005 was 652.51.

The graph below illustrates the performance of the Russell Index from January 1, 1987 through August 19, 2005.

THE INDICES
--------------------------------------------------------------------------------

            [Data below represents line chart in the printed piece]

  1987        1988      1989       1990      1991        1992      1993        1994        1995         1996        1997
  ----        ----      ----       ----      ----        ----      ----        ----        ----         ----        ----
 150.48      125.24    153.85     153.26    144.17      205.16     228.1      266.52      246.85       315.38      369.45
 162.84      136.1     154.56     157.72    160         211.15     222.41     265.53      256.57       324.93      360.05
 166.79      142.15    157.9      163.64    171.01      203.69     229.21     251.06      260.77       330.77      342.56
 161.82      145.01    164.68     158.09    170.61      196.25     222.68     252.55      266.17       348.28      343
 161.02      141.37    171.53     168.91    178.34      198.52     232.19     249.28      270.25       361.85      380.76
 164.75      151.3     167.43     169.12    167.61      188.64     233.35     240.29      283.63       346.61      396.37
 169.42      149.88    174.5      161.51    172.77      194.74     236.46     244.06      299.72       316         414.48
 174.25      145.74    178.19     139.51    179.1       188.79     246.19     257.32      305.31       333.88      423.43
 170.81      149.09    178.21     126.74    180.16      192.92     252.95     256.12      310.38       346.39      453.82
 118.26      147.25    167.47     118.83    184.97      198.9      259.18     255.02      296.25       340.57      433.26
 111.7       142.01    168.18     127.51    176.37      213.81     250.41     244.25      308.58       354.11      429.92
 120.42      147.36    168.31     132.2     189.94      221.01     258.59     250.36      315.97       362.61      437.02

   1998       1999      2000       2001      2002        2003       2004       2005       8/19/05
   ----       ----      ----       ----      ----        ----       ----       ----       -------
  430.05     427.22    496.23     508.34    483.1       372.17     580.76     624.02      652.51
  461.83     392.26    577.71     474.37    469.36      360.52     585.56     634.06
  480.68     397.63    539.09     450.53    506.46      364.54     590.31     615.07
  482.89     432.81    506.25     485.32    510.67      398.68     559.8      579.38
  456.62     438.68    476.18     496.5     487.47      441        568.28     616.71
  457.39     457.68    517.23     512.8     462.65      448.37     591.52     639.66
  419.75     444.77    500.64     484.78    392.42      476.02     551.29     679.75
  337.95     427.83    537.89     468.56    390.96      497.42     547.93
  363.59     427.3     521.37     404.87    362.27      487.68     572.94
  378.16     428.64    497.68     428.17    373.5       528.22     583.79
  397.75     454.08    445.94     460.78    406.36      546.51     633.77
  421.96     504.75    483.53     488.5     383.09      556.91     651.57

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Russell Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in financial markets generally and the Russell Index exhibiting substantial volatility between the pricing date and the valuation date.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the Russell Index Sponsor providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by the Russell Index Sponsor (including the Russell Index) in connection with certain securities, including the notes.

The license agreement between us and the Russell Index Sponsor requires that the following language be stated in this prospectus supplement:

The notes are not sponsored, endorsed, sold, or promoted by the Russell Index Sponsor. The Russell Index Sponsor makes no representation or warranty, expressed or implied, to you or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell Index to track general stock market performance or a segment of the same. The Russell Index Sponsor's publication of the Russell Index in no way suggests or implies an opinion by the Russell Index Sponsor as to the advisability of investment in any or all of the securities upon which the Russell Index is based. The Russell Index Sponsor's only relationship to us is the licensing of certain trademarks and trade names of the Russell Index Sponsor and of the Russell Index which is determined, composed, and calculated by the Russell Index Sponsor without regard to us or the notes. The Russell Index Sponsor is not responsible for and has not reviewed the notes nor any associated literature or publications and the Russell Index Sponsor makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. The Russell Index Sponsor reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Russell Index. The Russell Index Sponsor has no obligation or liability in connection with the administration, marketing, or trading of the notes.

THE RUSSELL INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN AND THE

THE INDICES
--------------------------------------------------------------------------------

RUSSELL INDEX SPONSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE RUSSELL INDEX SPONSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN. THE RUSSELL INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THERUSSELLINDEXSPONSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE KOREA KOSPI 200 INDEX

All information in this prospectus supplement regarding the Korea KOSPI 200 Index (the "KOSPI2 Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by the Korea Stock Exchange ("KSE"). KSE owns the copyright and all other rights to the KOSPI2 Index. KSE has no obligation to continue to publish, and may discontinue publication of, the KOSPI2 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the KOSPI2 Index is not an indication of future performance. Future performance of the KOSPI Index may differ significantly from historical performance, either positively or negatively.

The KOSPI2 Index is a capitalization-weighted index of 200 Korean stocks which accounts for approximately 93% of the total market value of the KSE. The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in the industry groups they belong. The base date for the index is January 3, 1990 and the base index is 100.

THE KOREA STOCK EXCHANGE

The KSE's predecessor, the Daehan Stock Exchange, was established in 1956. The KSE is a typical order-driven market, where buy and sell orders compete for best prices. The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms. According to the KSE's 2004 Annual Report, as of June 2004, the KSE had 29 regular member firms and 20 special members.

Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KSE uses electronic trading procedures, from order placement to trade confirmation. The KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing). Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading. During pre-hours sessions from 7:30 to 8:30 a.m., orders are matched at previous day's respective closing prices. After-hours sessions are open for 50 minutes from 3:10 p.m. to 4:00 p.m. During after-hours sessions, orders are matched at the closing prices of the day.

On January 26, 2004, the KSE introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KSE caused by "fake" orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the

THE INDICES
--------------------------------------------------------------------------------

closing time of the opening (or closing) call session, 8:55-9:00 a.m. (or 2:55-3:00 p.m.), deviates from the provisional opening (or closing) price by 5 percent or more, the KSE delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KSE makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10-9:00 a.m. (or 2:50-3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KSE sets a limit on the range that the price of individual stocks can change during a day. As of June 2004, that limit was set at 15 percent, which meant that the price of each stock could neither fall nor rise by more than 15 percent from the previous day's closing price. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KSE may halt the trading of the stock. In such cases, the KSE requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KSE deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed.

The KSE introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI2 Index falls by 10 percent or more from the previous day's closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

As a result of the foregoing, variations in the KOSPI2 Index may be limited by suspension of trading of the KOSPI2 Index Constituent Stocks, individually or in the aggregate, which may in turn adversely affect the value of the Notes.

HISTORICAL CLOSING LEVELS OF THE KOSPI 200 INDEX

All historical data presented in the following graph on the KOSPI2 Index are not necessarily indicative of the future performance of the KOSPI2 Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the KOSPI2 Index during any period set forth below is not any indication that the KOSPI2 Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurance that the future performance of the KOSPI2 Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the KOSPI2 Index as of August 19, 2005 was 140.68. The actual KOSPI2 Index Starting Level will be the closing level of the KOSPI2 Index on the trade date

The following graph sets forth the historical performance of the KOSPI2 Index from January 3, 1990 through August 19, 2005.

THE INDICES
--------------------------------------------------------------------------------


            [Data below represents a line chart in the printed piece]

 1990        1991        1992         1993      1994       1995       1996     1997       1998      1999       2000       2001
 ----        ----        ----         ----      ----       ----       ----     ----       ----      ----       ----       ----
97.83        69.82      76.13        73.25     105.81     102.85      99.02    71.62     65.45      65.72      119.08     77.98
94.06        74.61      67.86        69.72     102.83     98.9        96.22    69.24     65.79      60.28      103.17     72.14
92.1         72.81      66.48        73.28     97.03      104.86      98.26    68.72     55.28      71.84      108.03     65.16
74.93        71.24      67.07        79.51     102.72     101.78      110.11   71.21     49.39      87.15      91.21      72.45
87.67        67.61      61.63        82.99     106.52     99.96       98.95    77.88     38.48      85.68      92.74      76.09
78.05        67.24      60.89        81.71     105.27     101.3       89.29    77.5      34.37      105.47     104.43     73.2
75.17        80.6       56.5         79.32     104.41     105.69      88.65    74.92     39.51      116.14     89.35      66.98
66.76        77.02      62.05        73.24     107.97     103.45      83.81    72.81     35.55      112.79     86.54      67.42
66.88        80.23      56.62        78.6      120.16     111.97      82.66    68.07     35.45      100.71     76.37      58.91
76.32        78.23      67.95        81.44     126.1      113.08      79.07    49.73     47.61      100.19     64         66.44
76.82        72.87      73.09        88.88     121.04     104.82      75.79    43.62     51.93      123.59     63.48      80.03
76.61        68.63      74.49        96.19     113.51     100.01      67.93    42.34     64.94      130.02     63.35      86.97
 2002         2003        2004      8-19-05
 ----         ----        ----      -------
92.99        75.22      110.89      140.68
102.62       72.85      115.92
111.84       68.05      115.98
106.39       76.45      112.4
100.8        80.53      104.14
93.69        85.47      101.85
90.16        91.52      95.27
92.55        97.59      102.89
81.37        89.55      107.69
83.1         101.44     107.99
92.05        103.61     113.4
79.87        105.21     115.25
                        121.06
                        130.85
                        124.78
                        117.58
                        124.84
                        129.43
                        143.32

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the KOSPI2 Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the KOSPI2 Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the KOSPI2 Index Sponsor; the only relationship between the KOSPI2 Index Sponsor and us is the licensing of the use of the KOSPI2 Index and trademarks relating to the KOSPI2 Index.

The Notes are not sponsored, endorsed, sold or promoted by Korea Stock Exchange
(KSE). KSE makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the KOSPI2 Index to track general stock market performance. KSE's only relationship to UBS is the licensing of certain trademarks and trade names of KSE and of the KOSPI2 Index, which is determined, composed and calculated by KSE without regard to UBS or the Notes. KSE has no obligation to take our needs or the needs of owners of the Notes into consideration in determining, composing or calculating the KOSPI2 Index. KSE is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. KSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

KSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI2 INDEX OR ANY DATA INCLUDED THEREIN AND KSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI2 INDEX OR ANY DATA INCLUDED THEREIN. KSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI2 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"KOSPI" is a trade mark / service mark of KSE and has been licensed for use by UBS.

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus $10 x (the Participation Rate x Basket Return). The Participation Rate shall equal 120%.

>   If the Basket Return is between 0% and -20%, you will receive $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

For further information concerning the calculation of the payment at maturity, see "What are the steps to calculate payment at maturity" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-37.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the Basket Indices, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-9 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The Notes are linked to the performance of a basket (the "Basket"), which is comprised of six equity indices (each a "Basket Index") weighted as follows:

               BASKET INDEX                                             WEIGHT
               ---------------------------------------------------------------
               S&P 500(R) Index ("S&P Index") .......................     30%
               Dow Jones EURO STOXX 50(SM) Index ("DJ EURO
               STOXX Index") ........................................     20%
               AMEX Hong Kong 30 Index ("HK Index") .................     15%
               Nikkei(R) 225 Index ("Nikkei Index") .................     15%
               Russell 2000(R) Index ("Russell Index") ..............     10%
               Korea KOSPI 200 Index ("KOSPI2 Index") ...............     10%

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATIONS

Your minimum investment is 1,000 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $10,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 1,000 Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 120% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (the Participation Rate x Basket Return))

>   If the Basket Return is between 0% and -20%, you will receive $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (Basket Return + 20%))

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SPECIFIC TERMS OF THE NOTES
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IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL
LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

The "Participation Rate" will equal 120% of any appreciation in the Basket over the term of the Notes.

The "Basket Return," which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

                             Basket Ending Level - Basket Starting Level
            Basket Return = --------------------------------------------------
                                        Basket Starting Level

where the "Basket Starting Level" equals 100 and the "Basket Ending Level" will be calculated as follows:

100 x (1+ (30% of the S&P Index Return + 20% of the DJ EURO STOXX Index Return +
           15% of the HK Index Return + 15% of the Nikkei Index Return
      + 10% of the Russell Index Return + 10% of the KOSPI2 Index Return))

The "Averaging Dates" are each of March __, April __, May __, June __, July __, and August __.

The "S&P Index Return" is calculated based on the average of the levels of the S&P Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

      S&P Index Return = S&P Index Ending Level - S&P Index Starting Level
                         -------------------------------------------------------
                                     S&P Index Starting Level

where the S&P Index Starting Level is __ and the S&P Index Ending Level will be the average of the closing levels of the S&P Index on the each of the Averaging Dates, including the final valuation date.

The "DJ EURO STOXX Index Return" is calculated based on the average of the levels of the DJ EURO STOXX Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

DJ EURO STOXX Index Return = DJ EURO STOXX Index Ending Level - DJ EURO STOXX
                             Index Starting Level
                             ---------------------------------------------------
                                   DJ EURO STOXX Index Starting Level

where the DJ EURO STOXX Index Starting Level is __ and the DJ EURO STOXX Index Ending Level will be the average of the closing levels of the DJ EURO STOXX Index on each of the Averaging Dates, including the final valuation date.

The "HK Index Return" is calculated based on the average of the levels of the HK Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

           HK Index Return = HK Index Ending Level - HK Index Starting Level
                             ----------------------------------------------
                                         HK Index Starting Level

where the HK Index Starting Level is __ and the HK Index Ending Level will be the average of the closing levels of the HK Index on each of the Averaging Dates, including the final valuation date.

The "Nikkei Index Return" is calculated based on the average of the levels of the Nikkei Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

  Nikkei Index Return = Nikkei Index Ending Level - Nikkei Index Starting Level
                        --------------------------------------------------------
                                      Nikkei Index Starting Level

where the Nikkei Index Starting Level is __ and the Nikkei Index Ending Level will be the average of the closing levels of the Nikkei Index on each of the Averaging Dates, including the final valuation date.


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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "Russell Index Return" is calculated based on the average of the levels of the Russell Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

Russell Index Return = Russell Index Ending Level - Russell Index Starting Level
                       ---------------------------------------------------------
                                      Nikkei Index Starting Level

where the Russell Index Starting Level is __ and the Russell Index Ending Level will be the average of the closing levels of the Russell Index on each of the Averaging Dates, including the final valudation date.

The "KOSPI2 Index Return" is calculated based on the average of the levels of the KOSPI2 Index on each of the Averaging Dates, including the final valuation date and is calculated as follows:

  KOSPI2 Index Return = KOSPI2 Index Ending Level - KOSPI2 Index Starting Level
                        --------------------------------------------------------
                                     KOSPI2 Index Starting Level

where the KOSPI2 Index Starting Level is __ and the KOSPI2 Index Ending Level will be the average of the closing levels of the KOSPI2 Index on each of the Averaging Dates, including the final valuation date.

THE RETURN ON ANY BASKET INDEX MAY BE NEGATIVE, AND AS A RESULT YOU MAY LOSE SOME OF YOUR INVESTMENT.

MATURITY DATE

The maturity date will be August __ (a date that will be determined on the trade date), unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be August __ unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the return on any Basket Index on any Averaging Date, including the final valuation date. As described above, any Averaging Date may be postponed, and thus the determination of the return on any Basket Index on any Averaging Date, including the final valuation date, may be postponed if the calculation agent determines that, on any Averaging Date, a market disruption event has occurred or is continuing for one or more of the Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Basket Ending Level be postponed by more than ten business days.

If the determination of the return on any Basket Index on any Averaging Date, including the final valuation date, is postponed to the last possible day, but a market disruption event for one or more of the Basket Indices occurs or is continuing on that day, that day will nevertheless be the date on which the return on any Basket Index on any Averaging Date, including the final valuation date, will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

discretion of the return on any Basket Index on any Averaging Date, including the final valuation date, that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Basket Constituent Stocks in the relevant Basket Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to one or more of the Basket Indices or a material number of Basket Constituent Stocks in the relevant Basket Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> one or more of the Basket Indices are not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to one or more of the Basket Indices or any Basket Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to a Basket Index or any Basket Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>   no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

SPECIFIC TERMS OF THE NOTES
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DISCONTINUANCE OF OR ADJUSTMENTS TO THE BASKET INDICES; ALTERATION OF METHOD OF
CALCULATION

If any Index Sponsor discontinues publication of its respective Basket Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the particular Basket Index and approves such substitute index as a successor index, then the calculation agent will determine the Basket Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of one or more of the Basket Indices are discontinued and that there is no successor index on any date when the level of the particular Basket Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Basket Index.

If the calculation agent determines that the securities included in the Basket Indices or the method of calculating a Basket Index have changed at any time in any respect that causes the Basket Index not to fairly represent the level of the Basket Index had such changes not been made or that otherwise affects the calculation of the Basket Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the particular Basket Index that it believes are appropriate to ensure that the Basket Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Basket Ending Level, the amount payable at maturity or otherwise relating to the level of the Basket Indices may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Basket Starting Level, the Basket Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to one or more of the Basket Indices and/or listed and/or over-the-counter options, futures or exchange-traded funds on Basket Constituent Stocks or one or more of the Basket Indices prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>   acquire or dispose of securities of the issuers of Basket Constituent
    Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of any Basket Index or the value of the Basket Constituent Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>   any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Basket Constituent Stocks, listed or over-the-counter options or futures on Basket Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any Basket Index or other components of U.S., European or Asian equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-9 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

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Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF JUNE 30, 2005 (UNAUDITED)                             CHF         USD
--------------------------------------------------------------------------------
                                                             (IN MILLIONS)

Debt
  Debt issued(1) ......................................    235,828     182,967
                                                           -------     -------
  Total Debt ..........................................    235,828     182,967
Minority Interest(2) ..................................      7,418       5,755
Shareholders' Equity ..................................     38,002      29,484
                                                           -------     -------
Total capitalization ..................................    281,248     218,206
                                                           =======     =======

--------------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.
(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.77585.

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Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus). NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash-settled forward contract with respect to the Basket Indices and the terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENT. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat your Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If your Notes are treated as contingent debt instruments and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such

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SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST

Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are an individual resident in Switzerland for tax purposes and hold Notes as your private property, you should consult with your own tax advisor. It is possible that, for Swiss income tax purposes, your investment in Notes may be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you may be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your Notes to a third party prior to maturity, you may be taxed upon the difference between the sale proceeds and your initially invested amount.

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ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to __% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

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
You should rely only on the information           [LOGO OMITTED]UBS
incorporated by reference or provided in
this prospectus supplement or the
accompanying prospectus. We have not
authorized anyone to provide you with
different information. We are not making
an offer of these securities in any
state where the offer is not permitted.           Partial
You should not assume that the                    Principal
information in this prospectus                    Protected
supplement is accurate as of any date             Notes
other than the date on the front of the
document.

TABLE OF CONTENTS

----------------------------------------          UBS AG $__ NOTES
                                                  LINKED TO AN INDEX BASKET
PROSPECTUS SUPPLEMENT                             DUE AUGUST __

Prospectus Supplement Summary ..........   S-1
Risk Factors ...........................   S-9
The Indices ............................  S-15
Valuation of the Notes .................  S-36
Specific Terms of the Notes ............  S-37
Use of Proceeds and Hedging ............  S-43
Capitalization of UBS ..................  S-44
Supplemental Tax Considerations ........  S-45
ERISA Considerations ...................  S-47
Supplemental Plan of Distribution ......  S-48

PROSPECTUS

Introduction ...........................     3
Cautionary Note Regarding Forward-
  Looking Information ..................     5       PROSPECTUS SUPPLEMENT
Incorporation of Information About
  UBS AG ...............................     7
Where You Can Find More Information ....     7
Presentation of Financial Information ..     8       AUGUST __, 2005
Limitations on Enforcement of U.S.                   (TO PROSPECTUS DATED FEBRUARY 27, 2003)
  Laws Against UBS AG, Its
  Management and Others ................     9
Capitalization of UBS ..................     9
UBS ....................................    10
Use of Proceeds ........................    12
Description of Debt Securities We May
  Offer ................................    13
Description of Warrants We May Offer ...    35
Legal Ownership and Book-Entry
  Issuance .............................    52
Considerations Relating to Indexed
  Securities ...........................    57
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency ........    60
U.S. Tax Considerations ................    63
Tax Considerations Under the Laws of
  Switzerland ..........................    74
ERISA Considerations ...................    76
Plan of Distribution ...................    77
Validity of the Securities .............    80       UBS INVESTMENT BANK
Experts ................................    80       UBS FINANCIAL SERVICES INC.
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